Exhibit 10.12

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

THIS AGREEMENT, which shall only become effective as an employment agreement upon satisfaction of the conditions described in Section 1 hereof, is made as of the              day of                     , 20            , by and among Hancock Holding Company, a corporation organized and existing under the laws of the State of Mississippi (“HHC”) and                     (“Executive”). HHC and its Subsidiaries are herein referred to collectively, as “Hancock.”

W I T N E S S E T H:

WHEREAS, the Executive is employed by HHC or one of its Subsidiaries in a position of significant authority and responsibility;

WHEREAS, Hancock on behalf of itself and its shareholders, wishes to attract and retain well-qualified executives and key personnel and to assure itself of the continuity of its management;

WHEREAS, Hancock recognizes that Executive is a valuable resource and, in the event of a Change of Control (as hereinafter defined) of HHC, Hancock desires to assure itself of Executive’s employment, continued loyalty and services or, in the event Executive is terminated or his or her position with Hancock is adversely modified as a result thereof, to assure Executive of adequate severance; and

WHEREAS, in the event of a Change of Control of HHC, Hancock desires to assure, as much as possible, that its management team remains intact for a period of time after the Change of Control in order to assure a smooth transition and to increase the value of its franchise to its shareholders[; and] [.]

[WHEREAS, HHC and Executive previously entered into a Change of Control Employment Agreement dated the             day of             , 20            , and desire to amend and restate said agreement to comply with the applicable provisions of Section 409A of the Code as herein provided and intend that this Agreement shall supersede and replace said prior agreement in its entirety.]

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.

In the event of a Change of Control of HHC, Hancock hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of Hancock, for the Employment Period (as hereinafter defined) provided Executive was employed by Hancock on the Effective Date (as hereinafter defined). It is hereby acknowledged and agreed that this Agreement shall not operate to ensure employment, and shall not constitute an employment agreement, until and unless a Change of Control, as defined herein, occurs, and, in the event of a Change of Control, only for the Employment Period.

2. Position and Duties.

(a) During the Employment Period, Executive shall hold such position and exercise such authority and perform such duties as are commensurate with the position held and authority being exercised and duties being performed by Executive immediately prior to the Effective Date. Such services shall be performed at the location where Executive was employed immediately prior to the Effective Date or at such other location as Hancock may reasonably require within a twenty (20) mile radius of such location, unless Executive agrees to employment at another location. The position, authority and duties of Executive shall not be deemed to be commensurate with Executive’s previous position, authority or duties unless, after such Change of Control and throughout the Employment Period, Executive’s position, authority and duties with Hancock are at least commensurate in all material respects with those held, exercised and assigned with Hancock immediately prior to the Effective Date.

(b) Excluding periods of vacation and sick leave to which Executive shall be entitled on the same terms and conditions as other executives and key employees, Executive agrees that, during the Employment Period, Executive shall devote his or her full business time and attention to Executive’s responsibilities as described herein and shall perform such duties and responsibilities faithfully and efficiently. Notwithstanding the foregoing, Executive may engage in such outside professional, civic, charitable and personal activities as are permitted by Hancock’s Code of Ethics and which do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement.

3. Compensation and Benefits.

During the Employment Period, Executive shall receive the following compensation and benefits:

(a) An annual base salary which is not less than his or her annual base salary immediately prior to the Effective Date. During the Employment Period, Executive’s annual base salary shall be reviewed at least annually and shall be increased from time to time consistent with increases in annual base salary awarded in the ordinary course of business to other executives and key employees of Hancock. Any increase in annual base salary shall not limit or reduce any other obligation to Executive under this Agreement. Executive’s annual base salary shall not be reduced during the Employment Period without Executive’s consent.

(b) An Employment Period Bonus (as hereinafter defined). The Employment Period Bonus shall be payable within sixty (60) days after the end of each fiscal year.

(c) Notwithstanding anything in Section 3(b) above to the contrary, however, Executive shall not be entitled to an Employment Period Bonus with respect to any year for which no bonuses have been or will be paid to any officer eligible to receive a bonus from Hancock. It is expressly understood and agreed by the parties hereto that any bonus, regardless of when paid, that is paid to any officer of Hancock that relates to a year to which an Employment Period Bonus is otherwise required to be paid, shall require the payment of an Employment Period Bonus to Executive.

(d) Executive shall be eligible to participate in and to continue existing participation in any and all incentive compensation plans of Hancock which provide opportunities to receive compensation in addition to annual base salary and cash bonus on the same terms and conditions as other executives and key employees of Hancock.

(e) Executive shall be entitled to participate in salaried employee benefit plans of Hancock and receive perquisites on the same terms and conditions as other executives and key employees of Hancock. If any such employee benefit plan provides for reimbursement or payment of in-kind expenses to Executive, to the extent required by Section 409A of the Code, (a) such reimbursement shall be made by December 31 of the calendar year following the calendar year in which the reimbursement expense is incurred and (b) no reimbursement or in-kind expense under such employee benefit plan during one calendar year shall affect the expenses eligible for reimbursement or in-kind benefits during another calendar year. Such reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

(f) Executive shall be entitled to continue to participate in and accrue credited service for retirement benefits and receive retirement benefits under and pursuant to the terms of any qualified retirement plan of Hancock or supplemental executive retirement plan of Hancock in effect on the Effective Date, and/or to participate in any successor plan or other qualified retirement plan or supplemental executive retirement plan adopted after the Effective Date, on the same terms and conditions as other executives and key employees of Hancock.

4. Termination.

(a) Executive acknowledges and agrees that his or her employment is at the pleasure of the Board of Directors (or, to the extent so delegated by such Board of Directors, the Chief Executive Officer) of HHC or the Subsidiary by which Executive is employed and that he or she may be removed at any time by such Board of Directors (or, to the extent so delegated by such Board of Directors, the Chief Executive Officer). Hancock acknowledges and agrees that Executive may resign his or her employment with Hancock at any time with or without Good Reason (as hereinafter defined). If, at any time after the Effective Date of a Change of Control and prior to the expiration of the Employment Period, Executive is involuntarily terminated, other than for Cause or as a result of Executive’s Disability, or if Executive resigns his or her position for Good Reason, Hancock shall pay to Executive a lump-sum severance amount equal to [.99] [1.99] times Executive’s Base Compensation and average Employment Period Bonus. Said payment shall be in addition to his accrued, but unpaid annual salary and benefits through the date of termination and, subject to the provisions of Section 4(g), shall be paid on or before the last day of the month following the month in which such termination occurs.

(b) In order to ensure a smooth transition of management in the event of a Change of Control, Executive may also resign his or her employment voluntarily, without any reason, during the thirty (30) day period immediately following the date that is six (6) months after the Effective Date of a Change of Control. If Executive so terminates his or her employment, Hancock shall pay to Executive a lump-sum severance amount equal to [.99] [1.99] times Executive’s Base Compensation and his or her average Employment Period Bonus. Said payment shall be in addition to his accrued, but unpaid annual salary and benefits through the date of termination and, subject to the provisions of Section 4(g), shall be paid on or before the last day of the month following the month in which such termination occurs.

(c) In the event Executive’s employment with Hancock is terminated on or after the Effective Date and prior to the expiration of the Employment Period for any reason other than as provided in 4(a) or (b) above, Executive shall be entitled to and Hancock shall pay to Executive only his annual base salary through the date of termination not theretofore paid, and any other benefits accrued but unpaid through the date of termination.

(d) In the event payments made to Executive pursuant to this Section 4 are subject to federal excise tax by application of Sections 4999 and 280G of the Code by virtue of the payments due under Section 4(a), 4(b) or 4(f) hereunder or the receipt of other income related to a Change of Control, including, without limitation, income from the exercise of HHC options, the Hancock shall pay Executive a cash bonus in an amount determined by the following formula:

cash bonus = excise tax rate x	(cash payments made under Section 4(a), 4(b) or 4(f) + cash bonus)

(e) In the event of termination pursuant to Section 4(a) or Section 4(b), Hancock shall provide reasonable career counseling, outplacement services for the benefit of Executive for a period of six (6) months following such termination of employment, including, but not limited to, the use of a telephone, photocopying and fax equipment and counseling services relating to availability of other job opportunities, all at no charge or cost to Executive. In the event Executive is a “specified employee” on the date of his or her termination, as provided in paragraph 4(g) below, and the exemption for expense reimbursements and in-kind benefits under Treasury Regulations Section 1.409A-1(b)(9)(v) is determined by Hancock not to be applicable, such services shall be provided only at the sole cost of Executive. Hancock shall thereafter reimburse Executive for the cost of such services at the time provided in paragraph 4(g) below.

(f) In the event Executive remains in the employ of Hancock for the entire Employment Period and this Agreement is not terminated by Executive and Hancock or by its terms, then this Agreement shall terminate on the expiration of the Employment Period and Hancock shall pay to Executive an amount equal to (i) his or her average annual base salary during the Employment Period; plus (ii) his or her average Employment Period Bonus. Such amount shall be paid in a lump-sum payment in cash on or before the last day of the month following the month in which the Employment Period expires.

(g) To the extent required by Section 409A of the Code, in the event Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i) on the date of his or her termination of employment with Hancock any amounts which become payable under Section 4(a) or 4(b) or otherwise solely as a result of such termination of employment shall be paid on the first business day after the six-month anniversary of the date of such termination of employment. Whether or not Executive is a specified employee and whether or not the payment is required to be delayed for such six-month period shall be determined by Hancock in accordance with the provisions of Treasury Regulation Section 1.409A-1(i).

(h) Notwithstanding anything in this Section 4 to the contrary, the parties hereto acknowledge and agree that, upon their mutual consent, they may modify or amend the provisions hereof or terminate this Agreement at any time before or after the Effective Date and that, in the event of a termination, the provisions hereof shall thereafter have no further force or effect. No such modification, amendment or termination, however, shall be made which shall have the effect of causing any provision hereof or any payment hereunder to violate or result in immediate taxation to Executive under Section 409A of the Code and any such attempted modification, amendment or termination shall be void and of no effect.

5.	Confidential and Proprietary Information.

Executive acknowledges and agrees that any and all non public information regarding Hancock and its customers is confidential and the unauthorized disclosure of such information will result in irreparable harm to Hancock. Executive shall not, during his or her employment by Hancock and for a period of two (2) years thereafter, disclose or permit the disclosure of any such confidential information to any person other than an employee of Hancock or an individual engaged by Hancock to render professional services to Hancock under circumstances that require such person to maintain the confidentiality of such information, except as such disclosure may be required by law. The provisions of this Section 5 shall survive any termination of this Agreement. For purposes of this Section 5, the term “confidential information” shall not include information that (i) was or becomes generally available to the public other than as a result of disclosure by Executive, (ii) was or becomes available to Executive on a non-confidential basis from a source other than Hancock.

6.	Definitions.

For purposes of this Agreement, the following terms shall have the meanings given them in this Section 6.

(a) “Base Compensation” shall mean for purposes of Section 4 Executive’s base salary for the twelve (12) months immediately preceding the date of Executive’s termination under Section 4.

(b) “Cause” shall mean a material breach by Executive of his or her obligations under Section 2 of this Agreement or any failure or refusal to perform the material duties associated with his or her position.

(c) “Change of Control” shall be deemed to have occurred upon the happening of any of the following events as to HHC:

(i) The acquisition by any one person or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of HHC;

(ii) The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of stock possessing fifty percent (50%) or more of the total voting power of the stock of HHC;

(iii) The replacement during any twelve-month period of a majority of the members of the Board of HHC by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or

(iv) The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of HHC having a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of HHC immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

It is intended that the definition of Change of Control contained herein shall be the same as a change of ownership of a corporation, a change in the effective control of a corporation and/or a change in the ownership of a substantial portion of a corporation’s assets as reflected in Treasury Regulations Section 1.409A-3(i)(5), as modified by the substitution of the higher percentage requirement in items (ii) and (iv) above; and all questions or determinations in connection with any such Change of Control shall be construed and interpreted in accordance with the provisions of such Regulations. This definition of Change of Control shall be applicable only for purposes of determining Executive’s rights under this Agreement which become applicable in the event of such a Change of Control and for no other purpose.

(d) “Disability” shall mean circumstances that qualify Executive for long-term disability benefits under Hancock’s Long-Term Disability Plan as in effect immediately prior to the Change of Control.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Effective Date” shall mean the date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if Executive’s employment with Hancock is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipated of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(g) “Employment Period Bonus” shall mean a bonus (either pursuant to a bonus or incentive plan or program of Hancock or otherwise) in cash at least equal to the product of the average of the bonus payout ratio for the three years (or such shorter period as Executive has been employed by Hancock) prior to the Effective Date (expressed as a fraction) times the target bonus established by Hancock for the year in question. For purposes of this definition, the parties acknowledge and agree that the bonus payout ratio is the percentage of Executive’s target bonus for the year(s) in question which was actually awarded to Executive in the year(s) in question.

(h) “Employment Period” shall mean the period commencing on the Effective Date of the Change of Control and ending on the last day of the month that is three (3) years after the Effective Date.

(i) “Good Reason” shall mean any of the following occurring without Executive’s consent:

(i) a material diminution in Executive’s position, authority, duties or responsibilities from those which Executive held immediately prior to the Effective Date of the Change of Control;

(ii) a material diminution in the authority, duties, or responsibilities of Executive’s supervisor;

(iii) requiring Executive to be based at any office which is a material change from the geographic location of the office at which Executive was employed immediately prior to the Change of Control; provided, however , that any such relocation request shall not be considered a material change if such relocation is within a twenty-mile radius of the office at which Executive was based immediately prior to the Effective Date of a Change of Control;

(iv) a material diminution in the budget over which Executive retains authority;

(v) a material diminution in Executive’s annual base salary; or

(vi) any other action or inaction that constitutes a material breach by Hancock of any agreement, including this Agreement, pursuant to which Executive performs services for Hancock.

Notwithstanding the preceding, however, none of such actions shall constitute “Good Reason” unless Executive provides Hancock notice of the existence of such condition within ninety (90) days of the initial existence thereof and a period of at least thirty (30) days following such notice within which to remedy such condition.

(j) Subsidiary(ies) shall mean any corporation that is directly or indirectly, through one or more intermediaries, controlled by HHC.

7.	Liability of HHC: Regulatory Restrictions.

The parties recognize that the enforceability of employment contracts with banks are subject to some uncertainty and that banks and their bank holding companies are subject to regulatory restrictions that change from time to time. As a result, Executive may be prevented from obtaining or enforcing any or all of his or her rights hereunder from HHC. Nothing herein shall require HHC or a Subsidiary thereof to perform any obligation hereunder if such performance is prohibited or limited by applicable law or regulation, as determined in a proceeding or adjudication by a court, tribunal, or regulatory agency having authority to so determine, which determination is final and subject to no further appeals. The parties further acknowledge and agree that it is the intent of this Agreement that it be enforced to the fullest degree permitted by law and regulation.

8.	Notices.

All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

If to HHC:

Hancock Holding Company
P. O. Box 4019
Gulfport, MS 39502-4019
Attention:

or to such other addresses any party may have furnished to the other in writing in accordance with this Agreement. Notices and other communications hereunder to a Subsidiary shall be addressed to such Subsidiary’s principal place of business addressed to the President thereof, unless another address has been furnished for such purpose under the provisions of this Section.

9.	409A Compliance.

Notwithstanding any other provision in this Agreement, Hancock and Executive intend for this Agreement to comply in all respects with the provisions of Section 409A of the Code and Treasury Regulations and other guidance issued thereunder. Each provision and term of this Agreement should be interpreted accordingly. If any provision or term of this Agreement would be prohibited by or be inconsistent with Section 409A of the Code, then such provision shall be deemed to be conformed to comply with Section 409A of the Code or, if it is not possible to conform the provision to comply with Section 409A, such provision shall be null and void to the extent, and only to the extent, required for this Agreement to be in compliance with Section 409A of the Code without affecting the remainder of this Agreement.

10.	Governing Law.

The provisions of this Agreement shall be interpreted and construed in accordance with, and enforcement may be made under, the laws of the State of Mississippi.

11.	Successors and Assigns.

(a) The Agreement is personal to Executive and, without the prior written consent of HHC, shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representative.

(b) This Agreement shall be binding upon and inure to the benefit of HHC and its successors and assigns.

12.	Severability.

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

13.	Entire Agreement; Amendment.

This Agreement sets forth the entire Agreement of the parties hereto and supersedes all prior agreements, understandings and covenants with respect to the subject matter hereof. This Agreement may be amended or terminated only by mutual agreement of the parties in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HANCOCK HOLDING COMPANY

By:
Title

EXECUTIVE

Print Name: